FOR IMMEDIATE RELEASE

Contact:
Peter J. Jacobs
Tel: 703.269.3473
E-mail: pjacobs@alionscience.com

Alion Acquires Carmel Applied Technologies, Inc.
Technology solutions firm gains 3D flight simulation support capabilities from visual systems provider

McLean, VA, February 28, 2005 – Alion Science and Technology announced today that it has acquired Carmel Applied Technologies, Inc. (CATI). CATI, based in Seaside, CA, provides development and integration of systems to produce 3-D visuals for flight simulators. Alion is an employee-owned technology solutions company primarily serving the Department of Defense. Terms of the deal were not disclosed.

The acquisition is designed to add to Alion’s already robust modeling and simulation resources. CATI’s XIG image generation software provides customers with an OpenFlight and OpenGL compliant image generation system that is capable of providing real-time visual and sensor displays of the outside environment. The technology uses databases created from US government geographic data and realistic models of land, water, buildings, roadways and sky.

“CATI’s X-IG software is recognized as an industry leader,” said Alion Chairman and CEO Bahman Atefi. “It is in current use by the Department of Defense and meshes perfectly with our current modeling and simulation solutions. The technology and expertise can help us expand our presence with the Army, Navy, Coast Guard, Air Force as well as civilian aviation.”

“This acquisition will be a turning point for CATI’s X-IG software,” said Robert Hayner, President CATI. “Our 3D modeling and simulation will work well as an addition to Alion’s already extensive work in this arena.”

CATI will become part of Alion’s Strategic Operations Group within the Defense Operations Integration Sector.

About Alion
Alion Science and Technology is an employee-owned research and development company providing technology services to the Department of Defense, other government agencies, and commercial customers. Building on almost 70 years of experience, Alion employee-owners provide expertise in defense operations; modeling and simulation; information technology; wireless communication; industrial technology solutions; chemical, biological and explosive science; and nuclear engineering. Based in McLean, Virginia, Alion supports our customers’ needs at major offices, customer sites and laboratories worldwide. For more information, call 877.771.6252 or visit Alion online at www.alionscience.com.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.